Exhibit (a)(10)

[net2phone letterhead]

November 10, 2005

VIA FACSIMILE AND COURIER

Joyce Mason, Esq.
Secretary, NTOP Acquisition, Inc.
c/o IDT Corporation
520 Broad Street
Newark, New Jersey 07102

Re:      Request Pursuant to Rule 14d-5 of the Securities Exchange Act of 1934

Dear Ms. Mason:

     On behalf of Net2Phone, Inc. (the “Company”), this letter is in response to the request received on November 8, 2005 from NTOP Acquisition, Inc. pursuant to Rule 14d-5 promulgated under the Securities Exchange Act of 1934.

     Pursuant to Rule 14d-5(a)(4), the Company confirms that it has elected, pursuant to Rule 14d-5(a)(3), to comply with paragraph (c) of Rule 14d-5.

     Please be advised that as of November 9, 2005, there were 281 security holders of the Company’s common stock, par value $0.01 per share.

Sincerely yours,

/s/ Glenn J. Williams

Glenn J. Williams Executive Vice President of Business & Legal Affairs, General Counsel and Corporate Secretary

cc:	Stephen Fraidin, Esq. Ira A. Greenstein, President, NTOP Acquisitions, Inc. James Mellor Marc J. Oppenheimer Jess P. King

www.net2phone.com

520 Broad Street • Newark, New Jersey 07102 • Phone: (973) 438-3111 • Fax: (973) 438-3588